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                                                                    EXHIBIT 3.19

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

                  Westech Windows, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

                  FIRST: That the sole member of the Board of Directors of said corporation, by written consent filed with the minutes of the Board pursuant to
Section 141(f) of the General Corporation Law of the State of Delaware, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

                  RESOLVED: That the Certificate of Incorporation of Westech Windows, Inc. be amended by changing Article I thereof so that, as amended, said Article shall be and read as follows:

                                    ARTICLE I

                  The name of the corporation is NORTH AMERICAN PROFILES, INC.

                  SECOND: That in lieu of a meeting and vote of stockholders, the sole stockholder of said corporation has given written consent to said amendment in accordance with Section 228 of the General Corporation Law of the State of Delaware.

                  THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

                  IN WITNESS WHEREOF, Westech Windows, Inc. has caused this certificate to be signed by its President this 31st day of July, 2000.

                                               WESTECH WINDOWS, INC.

                                               /s/ John A. Labuda
                                               ---------------------------------
                                                   John A. Labuda
                                                   President